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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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COGENT COMMUNICATIONS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2450 N Street, NW
Washington, D.C. 20037
(202) 295-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2018

        The Annual Meeting of Stockholders of Cogent Communications Holdings, Inc., a Delaware corporation (the "Company"), will be held on May 2, 2018, at 9:00 a.m., local time, at the Company's offices at 2450 N Street, NW, Washington, D.C. 20037, for the following purposes:

  1.
  To elect six directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected or appointed.

  2.
  To vote on the ratification of the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accountants for the Company for the fiscal year ending December 31, 2018.

  3.
  To hold an advisory vote to approve named executive officer compensation.

  4.
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        The foregoing matters are described in more detail in the enclosed Proxy Statement.

        The Board of Directors has fixed March 9, 2018 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

        The Company's Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2017 Annual Report to Stockholders for the fiscal year ended December 31, 2017.

        You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors,
Ried Zulager, Secretary

Washington, D.C.
March 23, 2018

 COGENT COMMUNICATIONS HOLDINGS, INC.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held at 9:00 a.m., May 2, 2018

        The proxy statement and annual report to stockholders (Form 10-K) are available at: http://www.cogentco.com/en/about-cogent/investor-relations/reports.

        The materials available at the website are the proxy statement and annual report to stockholders (Form 10-K).

        The annual stockholder meeting of the stockholders of Cogent Communications Holdings, Inc. ("Cogent" or the "Company") will be held at 9:00 a.m. on May 2, 2018 at Cogent's offices at 2450 N Street, NW, Washington, D.C. 20037. The matters to be covered are noted below:

  1.
  Election of directors;

  2.
  Ratification of appointment of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2018;

  3.
  Advisory vote to approve named executive officer compensation; and

  4.
  Other matters as may properly come before the meeting.

        The Board of Directors of Cogent recommends voting FOR the election of each director nominee named in Proposal 1—Election of Directors, FOR Proposal 2—Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2018, and FOR Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation.

        You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

2450 N Street, NW
Washington, D.C. 20037
(202) 295-4200

PROXY STATEMENT

        The Board of Directors (the "Board") of Cogent Communications Holdings, Inc. (referred to herein as the "Company," "Cogent," "we," "us," or "our"), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 2, 2018, at 9:00 a.m., local time, at the Company's offices at 2450 N Street, NW, Washington, D.C. 20037, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the 2017 Annual Report to Stockholders are first being mailed to stockholders on or about March 23, 2018.

VOTING SECURITIES

Voting Rights and Outstanding Shares

        Only stockholders of record on the books of the Company as of 5:00 p.m., March 9, 2018 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 46,328,474 shares of common stock, par value $0.001 per share.

        Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. In general, our bylaws (the "Bylaws") provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. Broker non-votes (which occur when a brokerage firm has not received voting instructions from the beneficial owner on a non-routine matter, as defined under applicable rules and as discussed in greater detail below) and abstentions are counted for purposes of determining whether a quorum is present.

        Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Bylaws for approval of proposals presented to stockholders.

  Proxies

        The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

  •
  delivering written notice of revocation to the Company, Attention: Ried Zulager;

  •
  delivering a duly executed proxy bearing a later date to the Company; or

  •
  attending the Annual Meeting and voting in person.

        Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted "FOR" the election of each director nominee, "FOR" the ratification of the appointment by the Audit Committee of the Board (the "Audit Committee") of Ernst &

Young LLP as independent registered public accountants, and "FOR" the non-binding approval of the compensation of the named executive officers.

        Proposals 1 and 3 are matters considered non-routine under applicable rules. A broker or other nominee cannot vote on these non-routine matters without specific voting instructions and therefore there may be broker non-votes on these proposals.

        Proposal 2 is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters without specific voting instructions, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

        Broker non-votes will not be deemed to have voting power and thus will have no effect on voting. However, abstentions will be treated as present and having voting power, and accordingly will have the effect of a negative vote for purposes of determining the approval of Proposals 1, 2, and 3.

        The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

        The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or email.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Six directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the Board shall be approved by a majority of the votes cast having voting power by holders of our common stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

        In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

        Set forth below is certain information concerning the six directors of the Company nominated to be elected at the Annual Meeting:

        Dave Schaeffer, age 61, founded our Company in August 1999 and is our Chairman of the Board, Chief Executive Officer and President. Prior to founding the Company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. Mr. Schaeffer has been a director since 1999. Mr. Schaeffer serves as both Chairman and Chief Executive Officer ("CEO") because he is the founder of the Company and has successfully led the Company and the Board since the Company was founded. For this reason he has been nominated to continue serving on the Board. Since 2014 Mr. Schaeffer has been a director of CyberArk Software Ltd. (NASDAQ: CYBR), a publicly traded Israeli company.

        Steven D. Brooks, age 66, has served on our Board since October 2003. Mr. Brooks is a private investor. He was Managing Partner of BCP Capital Management from 1999 to 2009. From 1997 until 1999, Mr. Brooks headed the technology industry mergers and acquisition practice at Donaldson, Lufkin & Jenrette. Previously, Mr. Brooks held a variety of positions in the investment banking and private equity fields, including: Head of Global Technology Banking at Union Bank of Switzerland, Managing Partner of Corporate Finance at Robertson Stephens, founder and Managing Partner of West Coast technology investment banking at Alex Brown & Sons, and Principal at Rainwater, Inc., a private equity firm in Fort Worth, Texas. Mr. Brooks has been nominated to continue serving on the Board because of his extensive experience with firms such as Cogent and with public market activities of such companies. Having been involved with the Company since its early days he also brings extensive historical perspective to the Board.

        Timothy Weingarten, age 42, has served on our Board since October 2003. Mr. Weingarten is currently a Product Manager at Pinterest. Prior to Pinterest, he was the co-founder & CEO of ShopTAP Inc. Prior to founding ShopTAP Inc., he was the Chairman and CEO of Visage Mobile. He is also a former General Partner of Worldview Technology Partners—an early stage venture capital fund. From 1996 to 2000, Mr. Weingarten was a member of the telecom equipment research group at Robertson Stephens and Company. Mr. Weingarten has been nominated to continue serving on the Board because of his extensive knowledge of the U.S. venture capital backed companies making use of the Internet. The Board values this insight because Cogent's future growth depends to a great extent on the uses made of the Internet.

        Richard T. Liebhaber, age 82, has served on our Board since March 2006. Mr. Liebhaber was with IBM from 1954 to 1985, where he held a variety of positions. Subsequently, he served as executive vice president and member of the management committee at MCI Communications, and served on the board of directors of MCI from 1992 to 1995. From 1995 to 2001, Mr. Liebhaber served as managing director at Veronis, Suhler & Associates, a New York media merchant banking firm. Mr. Liebhaber has been nominated to continue serving on the Board because of his extensive operational experience with telecommunications companies.

        D. Blake Bath, age 55, has served on our Board since November 2006. He is currently engaged in philanthropic concerns. He is a board member of the Protestant Episcopal Cathedral Foundation in Washington DC, and a board member and the treasurer of the Bethesda-Chevy Chase Educational Foundation. From 2006 to 2016 he was the Chief Executive Officer of Bay Bridge Capital Management, LLC, an investment firm in Bethesda, MD. From 1996 until 2006, Mr. Bath was Managing Director at Lehman Brothers and, as a senior equity research analyst for Lehman Brothers, was Lehman's lead analyst covering wireline and wireless telecommunications services. Prior to joining Lehman Brothers he was the primary telecommunications analyst at Sanford C. Bernstein from 1992 to 1996. From 1989 to 1992 he was an analyst in the Strategic Planning and Corporate Finance organizations at MCI Communications. Mr. Bath has been nominated to continue serving on the Board because of his wide experience with the telecommunications industry which allows him to contribute a broad perspective to discussions about the Company's future activities and its place in the current competitive landscape.

        Marc Montagner, age 56, has served on our Board since April 2010. He is currently Chief Financial Officer at Endurance International Group Holdings, Inc. (NASDAQ: EIGI), which position he has held since September of 2015. He was previously Chief Financial Officer at LightSquared from 2012 until August 2015. Previously, he had been Executive Vice President of Strategy, Development and Distribution at LightSquared. On May 14, 2012, LightSquared filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining LightSquared in February of 2009, Mr. Montagner was Managing Director and Co-Head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. Until August of 2006, he was Senior Vice President, Corporate Development and M&A with the Sprint Nextel Corporation. Prior to this, Mr. Montagner had the same responsibilities with Nextel Communications. Prior to 2002, Mr. Montagner was a Managing Director in the Media and Telecom Group at Morgan Stanley. Prior to joining Morgan Stanley, Mr. Montagner worked for France Télécom in New York where he was Head of Corporate Development for North America. He holds an M.S. degree in Electrical Engineering from the École Nationale Supérieure des Télécommunications, in Paris, and an M.B.A. from Columbia University. Mr. Montagner has been nominated to the Board due to his extensive experience in the telecommunications industry, specifically with respect to operational, financial and strategic matters.

        Unless marked otherwise, proxies received will be voted "FOR" the election of each of the nominees named above.

Recommendation of the Board of Directors:

        The Board recommends a vote "FOR" the election of all nominees named above.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board has appointed Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2018. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal years 2016 and 2017 are described under "Relationship with Independent Registered Public Accountants—Fees and Services of Ernst & Young LLP," below.

        We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accountants. Although ratification is not required by the Bylaws or otherwise, the Board is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

        Representatives of Ernst & Young LLP will be available by telephone at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

        The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for ratification. The Board recommends that stockholders vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for fiscal year 2018. Unless marked otherwise, proxies received will be voted "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for fiscal year 2018.

        In the event stockholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee and the Board. The Company believes that neither the Audit Committee nor the Board is obliged to make any such reconsideration under Delaware law, the rules of the stock exchange on which the Company is listed, or the rules promulgated by the Securities and Exchange Commission ("SEC") that frame certain specific obligations of the members of all public company audit committees with respect to the selection of independent registered public accountants. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors:

        The Board recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for fiscal year 2018.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking stockholders to approve the following non-binding advisory resolution at the Annual Meeting:

  RESOLVED that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

        The affirmative vote of the holders of a majority of our shares of common stock represented in person or by proxy and entitled to vote on this item will be required for approval.

        Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders' opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. The Board has adopted a policy of providing for annual advisory votes from stockholders to approve named executive officer compensation. The next such vote will occur at the 2019 Annual Meeting of Stockholders.

        As described in the "Compensation Discussion and Analysis" section of this Proxy Statement, our executive compensation program is designed to attract, reward, and retain highly talented executives to achieve our corporate goals and to align the interests of our executive officers with the long-term interests of our stockholders.

        In 2017, 66% of the votes cast were voted to approve the compensation of the named executive officers. As further discussed in the "Compensation Discussion and Analysis" section of this Proxy

Statement, our Board of Directors believes that our CEO's compensation is reasonable and appropriate in light of the following factors:

  •
  Our CEO, Mr. Schaeffer, founded the Company and has successfully led us for more than 18 years. He is intimately involved in all aspects of our business and his knowledge of the Company and marketplace in which it operates is unequalled and cannot be replaced;

  •
  Our executive compensation program is designed to provide long-term incentives over multi-year time horizons and links a substantial portion of our executive officers' overall compensation to the value of our common stock;

  •
  In 2017, all of our CEO's target total direct compensation opportunity was "at risk" and a significant portion of this compensation opportunity was performance-based; and

  •
  More than half of our CEO's long-term incentive compensation opportunity in 2017 was performance-based and all of his direct compensation was at risk.

        Our executive compensation program is designed to be simple and effective, and to link the compensation of our executive officers to our performance. It reflects the size, scope, and success of our business, as well as the responsibilities of our executive officers. Our Board of Directors believes our executive compensation program appropriately rewards performance and is aligned with the long-term interests of our stockholders.

        Our Board of Directors urges stockholders to carefully read the "Compensation Discussion and Analysis" section of this Proxy Statement, which describes in more detail our executive compensation philosophy, policies, and practices, as well as the Summary Compensation Table and other related compensation tables and the accompanying narrative discussion.

Recommendation of the Board of Directors:

        Our Board of Directors recommends a vote "FOR" the resolution set forth above thereby approving the compensation of the named executive officers as described in the Compensation Discussion and Analysis, Summary Compensation Table and related tables, and the accompanying narrative discussion as set forth in this Proxy Statement.

Equity Compensation Plan

        The following table provides certain information as of December 31, 2017 about our common stock that may be issued under our 2004 and 2017 Incentive Award Plans:

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	847,219	$36.43	657,290
Equity compensation plans not approved by security holders	0	0	—

Total	847,219	$36.43	657,290

THE BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors met four times during 2017 and there was one action by written consent. Each director attended at least 75% of the meetings of the Board. Each director attended at least 75% of the meetings of the committees of the Board of which he was a member. The independent directors met four times. All of the directors attended the annual meeting of stockholders. During 2017, the Board had a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

        Mr. Schaeffer serves as CEO and Chairman of the Board. He is the founder of the Company and owns approximately 9% of the Company's stock. His dual role was established more than 18 years ago when he founded the Company. The Board believes that at the Company's current stage of growth the Board is best served by a chairman who is involved with the Company on a full-time basis, fully knowledgeable of both the Company's financial and operational workings, and is therefore able to bring great depth of knowledge about the Company to this role. The Board does not have a designated lead independent director.

        The Board's role in the Company is to provide general oversight of strategy and operations. As part of its oversight of operations it reviews the performance of the Company and the risks involved in the operations of the Company. The Board and the Audit Committee receive regular reports on the status of the Company's internal controls and each has reviewed key operational risks. The Board's risk oversight role has no effect on its leadership structure as all directors other than Mr. Schaeffer are independent directors and therefore have no conflict that might discourage critical review.

  Nominating and Corporate Governance Committee

        We established our Nominating and Corporate Governance Committee of the Board (the "Nominating and Governance Committee") in April 2005. During all of 2017 the members of this committee were Messrs. Brooks (Chairman) and Montagner, each of whom are independent members of our Board. Our Board has adopted a charter governing the activities of the Nominating and Corporate Governance Committee. The charter of the Nominating and Corporate Governance Committee may be found on the Company's website under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com. Pursuant to its charter, the Nominating and Corporate Governance Committee's tasks include assisting the Board in identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting.

        The Nominating and Corporate Governance Committee seeks diversity of perspective in considering the membership of the Board. It does not have precise measures for the optimal range and type of diversity desirable. Instead it and the Board seek candidates with a range of experience. Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the committee's understood needs of the Board at that time. In addition, the Nominating and Corporate Governance Committee considers whether the individual satisfies criteria for independence as may be required by applicable regulations and personal integrity and judgment. Accordingly, the Company seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

        The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Company in the past.

        The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not to date adopted a formal process because it believes that the informal consideration process has been adequate. The committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for committee consideration, the stockholder should comply with the provisions of the Company's Bylaws, including without limitation, sending the name of that nominee and related personal information to the Nominating and Corporate Governance Committee, in care of our Secretary, at least three months before the next annual meeting to ensure meaningful consideration by the Nominating and Corporate Governance Committee. See "Stockholder Proposals" for Bylaw requirements for nominations.

        The Nominating and Corporate Governance Committee had one formal meeting in 2017. All meetings and activities of the Nominating and Corporate Governance Committee were held in conjunction with a meeting of the full Board to accommodate the views of all members of the Board concerning its membership and constitution.

  Audit Committee

        The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. During all of 2017 the members of this committee were Messrs. Liebhaber (Chairman), Bath and Montagner, each of whom is independent as the term "independence" is defined in the applicable listing standards of Nasdaq Marketplace Rules and Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. Liebhaber, Bath and Montagner qualifies as a financial expert, as that term is defined in the Exchange Act. The responsibilities of this Audit Committee include:

  •
  the appointment, compensation, retention and oversight of our independent registered public accountants;

  •
  reviewing with our independent registered public accountants the plans and results of the audit engagement;

  •
  pre-approving professional services provided by our independent registered public accountants;

  •
  reviewing our critical accounting policies, our Annual and Quarterly reports on Forms 10-K and 10-Q, and our earnings releases;

  •
  reviewing the independence of our independent registered public accountants; and

  •
  reviewing the adequacy of our internal accounting controls and overseeing our ethics program.

        The Audit Committee met four times during 2017. The charter of the Audit Committee may be found under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com.

Audit Committee Report

To the Board of Directors:

        We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2017.

        We have discussed with the independent registered public accountants, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and Exchange Commission, the Nasdaq Stock Market and the Public Company Accounting Oversight Board, including those required by the Auditing Standard No. 1301, Communications with Audit Committees, as amended.

        We have received and reviewed the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board, and have discussed with Ernst & Young LLP their independence, including the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board.

        Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission. The Board of Directors caused the Form 10-K to be so filed.

Audit Committee: Richard T. Liebhaber Marc Montagner D. Blake Bath

        The material in this report is being furnished and shall not be deemed "filed" with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be "soliciting material" or incorporated by reference in any registration statement or other document filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

  Compensation Committee

        During 2017 all of the independent directors were members of the Compensation Committee. Accordingly, the membership of the Compensation Committee consisted of Messrs. Brooks, Weingarten, Liebhaber, Bath, and Montagner, each of whom is independent as the term "independence" is defined in the applicable listing standards of the Nasdaq Marketplace Rules. The Compensation Committee does not have a chairman. The Compensation Committee is responsible for determining the compensation for our executive officers and other employees, and administering our compensation programs. The Compensation Committee had two formal meetings in 2017. Salary and equity compensation awards for all of the executive officers and key employees of the Company were considered during these meetings and Mr. Schaeffer was absent from any discussions concerning his compensation. The charter of the Compensation Committee is available under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com.

  Stockholder Communication with Board Members

        The Company has not to date developed formal processes by which stockholders may communicate directly to directors. It believes that an informal process has served it well, especially given the very substantial amount of its stock held by institutional investors. In the past several institutional investors communicated with the Board and CEO. The investor communications were addressed by direct communications with representatives of the investors. Accordingly, the Board considers that an effective and well established traditional means of receiving communications from stockholders currently exists. In view of the SEC disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company's corporate website at www.cogentco.com, any communications to the Board should be sent to it in care of our Secretary.

  Code of Ethics

        The Company has adopted a code of ethics that applies to its principal executive officer, principal financial officer, and controller. This code of ethics may be found on the Company's website under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com. The Company intends to satisfy the disclosure requirements regarding an amendment to or waiver from a provision of the code of ethics by posting such information on its website.

  Board Member Attendance at Annual Meetings

        The Company encourages all of its directors to attend the Annual Meeting of Stockholders. All of the directors attended the 2017 Annual Meeting. The Company generally holds a Board meeting coincident with the Annual Meeting to minimize director travel obligations and facilitate their attendance at the Annual Meeting.

  Director Independence

        Nasdaq Marketplace Rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board's inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable Nasdaq Marketplace Rules, the Board has determined that all of the directors nominated for election, other than Mr. Schaeffer, are independent.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

        Set forth below is certain information concerning the executive officers and significant employees of the Company. Biographical information on Mr. Schaeffer is included under "Proposal 1—Election of Directors."

        Thaddeus G. Weed, age 56, joined us in 2000 and served as Vice President and Controller until May 2004 when he became our Chief Financial Officer and Treasurer. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services, Inc. where Mr. Weed undertook a broad range of financial management responsibilities. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen LLP where he served as Senior Audit Manager.

        Robert N. Beury, Jr., age 64, joined us in 2000 and serves as Chief Legal Officer (Vice President and General Counsel) and Assistant Secretary. Prior to joining us, Mr. Beury served as Deputy General Counsel of Iridium LLC, a mobile satellite service provider, from 1994 to 2000. From 1987 to 1994, Mr. Beury was General Counsel of Virginia's Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

        R. Brad Kummer, age 69, joined us in 2000 and serves as Vice President of Optical Transport Engineering and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining us at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

        Timothy G. O'Neill, age 62, joined us in 2001 and serves as the Vice President of Field Engineering, Construction and Network Operations. He is responsible for network operation, construction and maintenance. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks, Inc. where he served as Chief Network Officer. While at @Link Networks, Inc., Mr. O'Neill was responsible for engineering, implementing and operating a network for Internet access and layer 2 services.

        Bryant Hird "Guy" Banks, age 53, joined us in 2000 and serves as Vice President of Real Estate. Prior to joining us Mr. Banks held positions with various affiliates of Security Capital Group Incorporated, including the positions of Vice President of Land Acquisition and Vice President of Development for CWS Communities Trust.

        Henry W. Kilmer, age 49, joined us in 2011 and serves as Vice President of IP Engineering. Prior to joining us, Mr. Kilmer held positions with UUNET (now Verizon), Sprint, Digex/Intermedia and Metromedia Fiber Networks/Abovenet where he was Senior Vice President of Engineering and Operations. Most recently, Mr. Kilmer was President of Terrapin Communications, Inc., a small consulting firm which focused on network consulting and technical strategy development for companies like GPX, Airband, and Switch and Data (now part of Equinix).

        James Bubeck, age 51, was appointed as our Chief Revenue Officer and Vice President of Global Sales in October 2015. Mr. Bubeck has served in the sales organization of Cogent in various capacities since May of 2000, most recently, since 2007, as Vice President of Central Region Sales, based in Chicago. From 1996 to 2000 he was a sales manager for MCI's internet network business, which was subsequently divested to Cable and Wireless due to the merger of MCI and Worldcom.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly-compensated Executive Officers of the Company during 2017 (the "Named Executive Officers"). During 2017, these individuals were:

  •
  Dave Schaeffer, our Founder and Chief Executive Officer (our "CEO");

  •
  Thaddeus G. Weed, our Chief Financial Officer (our "CFO");

  •
  Robert N. Beury, Jr., our Chief Legal Officer;

  •
  Timothy G. O'Neill, our Vice President of Field Engineering, Construction, and Network Operations; and

  •
  James Bubeck, our Chief Revenue Officer and Vice President of Global Sales.

        This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2017. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why we arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for 2017, including the key factors that the Compensation Committee considered in determining their compensation. We note that, at this time as well as during all of 2017, the functions of the Compensation Committee were largely undertaken by the independent members of our Board of Directors (the "Board").

Executive Summary

2017 Executive Compensation Highlights

        The Compensation Committee took the following key actions with respect to the compensation of the Named Executive Officers for 2017:

  •
  Base Salaries—With the exception of our CEO, who receives no annual base salary, increased their annual base salaries by 10% (2% in common with all employees and 8% based on length of employment).

  •
  Annual Incentive Compensation for CEO—Based on achievement of 57% of our revenue growth target and 48% of our adjusted EBITDA growth target for 2017, made an annual incentive award in the amount of $263,337 to our CEO;

  •
  Annual Commission for Chief Revenue Officer—Based on achievement of 98% of his revenue target for 2017, made a commission payment in the amount of $98,158 to Mr. Bubeck; and

  •
  Long-Term Incentive Compensation—Granted long-term incentive compensation opportunities in the form of time-based restricted stock awards, which vest in 2020, and performance-based restricted stock awards, which are to be earned based on our performance over a multi-year period through the end of 2020.

  •
  Extension of Term of CEO Employment Agreement—Entered into a seventh amendment of our employment agreement with our CEO, which extended the term of the agreement through 2021 and extended his eligibility to earn up to $500,000 per year in annual incentive compensation based on the achievement of specified revenue and adjusted EBITDA targets for the performance of Cogent. His employment agreement continues to provide that he does not receive a base salary.

Pay-for-Performance Discussion

        We view our executive compensation practices as an avenue to communicate our goals and standards of conduct and a means to reward our executive officers for their achievements. We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers and, therefore, that it promotes stability in our leadership.

        To ensure our executive officers' interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, currently a substantial portion of their target annual total direct compensation opportunity is delivered in the form of equity awards and, therefore, "at-risk." Further, in the case of our CEO, all of his cash compensation opportunity for 2017 was performance-based.

        We believe that long-term incentive compensation opportunities in the form of equity awards are a key incentive for our CEO, as well as our other executive officers, to drive long-term growth in stockholder value. To ensure that we maintain faithful to our compensation philosophy, the Board evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.

        We believe that our focused emphasis on the use of long-term incentive compensation as the key element of our executive officers' target total direct compensation opportunities has enabled us to maintain a strong alignment of our executive officers' and stockholders' interests and resulted in the above-market performance of our common stock as illustrated below.

        The following graph compares the cumulative five-year total stockholder return on our common stock with the cumulative total returns of the Standard & Poor's 500 Index and the NASDAQ Telecommunications Index (the "NTI"). The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) from December 31, 2012 through December 31. 2017.

 COMPARISION OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Cogent Communications Holdings, the S&P 500 Index
and the NASDAQ Telecommunications Index

*
$100 invested on 12/31/12 in stock or index, including reinvestment of dividends.

Fiscal year ending December 31.

Copyright© 2018 Standard & Poor's, a division of S&P Global. All rights reserved.

Burn Rate

        The "burn rate" at which the Company has awarded stock and options to employees, including our Named Executive officers, in the last three years is set out below. The "burn rate" is the sum of the stock and option awards granted, divided by the number of weighted average common shares used in our basic earnings per share calculation.

	2017	2016	2015	TOTAL	AVERAGE
Options granted	81	73	84	238	79
Shares granted	500	358	63	921	307

TOTAL	581	431	147	1,159	386

Weighted average shares—basic EPS	44,855

Burn rate—1 year	1.30%

Burn rate—3 year average	0.86%

2017 Stockholder Advisory Vote on Named Executive Officer Compensation

        At our 2017 Annual Meeting of Stockholders, approximately 66% of the votes cast on the stockholder advisory proposal to approve the compensation of the Named Executive Officers

(commonly known as a "Say-on-Pay" vote) were voted in favor of their 2016 compensation. This result represented a 22% increase in the level of support for this proposal from the 2016 Say-on-Pay vote.

        Nonetheless, the Board recognizes the need to continue to understand and address the views of our stockholders on our executive compensation program. Consequently, throughout 2017 our CEO continued to discuss these matters as part of his regular meetings with our institutional stockholders. These discussions have led the independent members of the Board to continue to grant the majority of our CEO's long-term incentive compensation opportunity in the form of performance-based equity awards and to ensure that a significant portion of the long-term incentive compensation opportunity of the other Named Executive Officers also be in the form of performance-based equity awards. As a result of these actions the majority of our CEO's target total direct compensation opportunity for 2017 consisted of his annual incentive compensation opportunity and his performance-based restricted stock award. When combined with his time-based restricted stock award, his entire target total direct compensation opportunity for 2017 was comprised of "variable," at-risk pay elements.

        We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

        At our 2017 Annual Meeting of Stockholders, we also conducted a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a "Say-When-on-Pay" vote). Our stockholders expressed a preference for holding future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis. In recognition of this preference and other factors considered, the Board determined that we should continue to hold annual Say-on-Pay votes.

Executive Compensation Policies and Practices

        We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2017, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders' long-term interests:

What We Do

  •
  Maintain an Independent Compensation Committee.  The Compensation Committee consists solely of independent directors who establish our compensation practices.

  •
  Retain an Independent Compensation Advisor.  The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.

  •
  Annual Executive Compensation Review.  At least once each year, the Board conducts a review of our compensation strategy.

  •
  Compensation At-Risk.  Our executive compensation program is designed so that a significant portion of our executive officer's compensation is "at risk" based on corporate performance, because it is equity-based, to align the interests of our executive officers and stockholders.

  •
  Annual Compensation-Related Risk Assessment.  The Board considers our compensation-related risk profile to ensure that our compensation-related risks do not create inappropriate or excessive risk and are not reasonably likely to have a material adverse effect on the Company.

  •
  Multi-Year Vesting Requirements.  To align the interests of our executive officers and stockholders, the equity awards granted to our executive officers vest or are earned over multi-year periods.

  •
  Compensation Recovery ("Clawback") Policy.  We have adopted a compensation recovery ("clawback") policy which enables the Board to recover incentive compensation from our CEO and our other executive officers in the event of an accounting restatement resulting from misconduct.

  •
  Stock Ownership Policy.  We have adopted a stock ownership policy for our CEO and the members of the Board under which they must accumulate and maintain, consistent with the terms of the guidelines, shares of our common stock.

  •
  Conduct an Annual Stockholder Advisory Vote on Named Executive Officer Compensation.  We conduct an annual stockholder advisory vote on the compensation of the Named Executive Officers. The Board considers the voting results of this advisory vote during the course of its deliberations and also separately seeks to engage on executive compensation matters with our stockholders.

What We Do Not Do

  •
  No Guaranteed Bonuses.  We do not provide guaranteed bonuses to our executive officers. Only our CEO and Chief Revenue Officer are eligible to receive cash bonuses, which are entirely performance-based. Our other executive officers are not eligible for cash bonuses.

  •
  No Defined Benefit Retirement Plans.  We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.

  •
  No Hedging or Pledging.  We prohibit our employees, including our executive officers, and the members of the Board from hedging our equity securities and from pledging our equity securities on a non-recourse basis.

  •
  No Tax Payments on Perquisites.  We do not provide any tax reimbursement payments (including "gross-ups") on any perquisites or other personal benefits.

  •
  No Excise Tax Payments on Future Post-Employment Compensation Arrangements.  We do not provide any excise tax reimbursement payments (including "gross-ups") on payments or benefits contingent upon a change in control of the Company.

  •
  No Special Welfare or Health Benefits.  We do not provide our executive officers with any welfare or health benefit programs, other than participation in the broad-based employee programs, such as medical, dental and vision benefits, medical and dependent care flexible spending accounts, health savings accounts, long-term and short-term disability insurance, and basic life insurance coverage.

  •
  No Stock Option Re-pricing.  We do not permit options to purchase shares of our common stock to be re-priced to a lower exercise price without the approval of our stockholders.

Executive Compensation Philosophy and Program Design

  Compensation Philosophy

        Our philosophy is to compensate all of our employees, including our executive officers, in a manner which reflects the competitive value of their skills and experience in the marketplace, to pay our sales force and sales management substantial cash commissions based upon revenue generated, and to tie the compensation of our senior executive officers to the value of our common stock through the grant of restricted stock awards that vest or are earned over multi-year periods.

        We believe that the success of our philosophy is demonstrated by our record of revenue growth and increased profitability, our stable and capable leadership, and our equity appreciation.

Program Design

        We structure the annual compensation of our executive officers, including the Named Executive Officers, using two principal elements: base salary and long-term incentive compensation opportunities in the form of equity awards. In addition, the two executive officers who are most directly responsible for driving our revenue growth—our CEO and Chief Revenue Officer—are also eligible to receive annual cash incentive awards based on our performance against pre-established financial objectives.

Executive Compensation Program Governance

Role of the Compensation Committee

        The Compensation Committee, which is composed entirely of independent directors, is responsible for determining compensation for our executive officers and other employees, and administering our compensation programs. In 2017, the functions of the Compensation Committee were undertaken by the independent members of the Board.

        Accordingly, in 2017 the Board had overall responsibility for overseeing our compensation and benefits policies generally, overseeing, evaluating, and approving the compensation plans, policies, and programs applicable to our CEO as well as our other executive officers, determining and overseeing the process of evaluating our CEO's performance, and overseeing the preparation of, reviewing, and approving this Compensation Discussion and Analysis.

        The Board's practice of developing and maintaining compensation arrangements that are competitive includes a balance between retaining the best possible talent and maintaining a reasonable and responsible cost structure.

        When selecting and setting the amount of each compensation element, the Board considers the following factors:

  •
  our performance against the financial and operational objectives established by the Board;

  •
  each individual executive officer's skills, experience, and qualifications relative to other similarly-situated executives in the competitive market;

  •
  the scope of each executive officer's role compared to other similarly-situated executives in the competitive market;

  •
  the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

  •
  compensation parity among our executive officers; and

  •
  our financial performance relative to our peers.

        These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Management

        In discharging its responsibilities, the Board works with members of our management, including our CEO. Management assists the Board by providing information on Company and individual performance, market data, and management's perspective and recommendations on compensation matters. The Board solicits and reviews our CEO's recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers. The Board reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers. In setting the compensation of our CEO, he recuses himself from all discussions regarding his own compensation.

Role of Compensation Consultant

        In May 2016, the Compensation Committee engaged Compensia, a national compensation consulting firm, to serve as its compensation advisor. During 2017, Compensia provided the following services:

  •
  assisted with the development of a compensation peer group, provided competitive market data based on the compensation peer group for our executive officer positions and evaluated how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

  •
  reviewed and analyzed the base salary levels and annual and long-term incentive compensation opportunities of our executive officers;

  •
  assessed executive compensation trends within our industry, and updated us on corporate governance and regulatory issues and developments; and

  •
  reviewed our executive compensation disclosure, including the Compensation Discussion and Analysis.

        In 2017, Compensia provided no services to us other than the consulting services to the Compensation Committee. The Compensation Committee has reviewed the objectivity and independence of the advice provided by Compensia to the Compensation Committee on executive compensation matters and determined that Compensia is independent and that its work did not raise any conflicts of interest.

Competitive Positioning

        Compensia developed and recommended a compensation peer group to be used as a reference for understanding the market for executive talent when making future compensation decisions for our executive officers. Compensia determined our compensation peer group by focusing on U.S.-based publicly-traded companies in the following technology industry sectors—telecommunications, Internet, and software. Compensia then selected companies that were similar to us relative to our size, using the following criteria:

  •
  similar revenue size—~0.5x to ~2.0x our last four fiscal quarter revenue of approximately $400 million (~$200 million to $830 million);and

  •
  similar market capitalization—~0.3x to ~3.0x our market capitalization of $1.8 billion (~$535 million to $5.4 billion).

        The Board approved Compensia's recommended peer group of 16 communications and technology companies for purposes of comparing our executive compensation levels and practices against the competitive market, which the Board subsequently approved. The companies comprising this compensation peer group were as follows:

8x8	inContact
ATN International	InterDigital
Consolidated Communications	Iridium Communications
Demandware	J2 Global
Earthlink Holdings	RingCentral
FireEye	Shenandoah Communications
General Communications	TrueCar
GTT Communications	Vonage Holdings

        The Board does not believe that it is appropriate to make compensation decisions, whether regarding base salaries or long-term incentive compensation, upon any type of benchmarking. However, the Board believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Board recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that the Board considers, however, in making its decisions with respect to the compensation of our executive officers.

        The Board intends to review our compensation peer group at least annually and make adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the compensation peer group.

Individual Compensation Elements

        For 2017, our executive compensation program consisted of the following three principal elements:

  •
  Base salary (except for our CEO, whose base salary was replaced with an annual cash incentive compensation opportunity in 2015));

  •
  Long-term incentive compensation in the form of time-based restricted stock awards and performance-based restricted stock awards; and

  •
  Sales commissions for our Chief Revenue Officer and Vice President of Global Sales.

        Other than the annual cash incentive compensation opportunity for our CEO and the sales commission opportunity for our Chief Revenue Officer and Vice President of Global Sales, we did not provide any of our executive officers with an annual incentive opportunity in 2017.

Base Salary

        Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation intended to attract and retain highly-talented individuals.

        Generally, we establish the initial base salaries of our executive officers through arm's-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Board reviews the base salaries of our executive officers from time to time and makes adjustments to base salaries as it determines to be necessary or appropriate.

        It is the general policy of the Board to provide our executive officers with the same general salary increase granted to all employees each year. Consistent with this policy, in 2017 our executive officers, including the Named Executive Officers (other than our CEO), received the same 2% base salary increase as our other employees. In addition, in recognition of each's tenure and length of service with us, the Board determined that each Named Executive Officer received an additional 8% base salary increase.

        Our CEO has not received a base salary for several years and, accordingly, did not receive a base salary in 2017.

  Annual Incentive Compensation

        Except for our CEO and our Chief Revenue Officer, annual incentive compensation in the form of cash bonuses has not been a part of our executive compensation program. This policy continued in effect in 2017.

Incentive Compensation Opportunity for Our CEO

        As in 2016, our CEO was eligible to receive an annual cash incentive award based on our ability to improve our financial performance year-over-year as measured by two equally-weighted metrics: increases in revenue and increases in adjusted earnings before interest, taxes, depreciation, and amortization ("Adjusted EBITDA").

        For purposes of his 2017 incentive compensation opportunity, our CEO was to receive a cash award in the amount of $250,000 if our revenue growth for the year equaled or exceeded by 15% our prior year total and, separately, an additional cash award in the amount of $250,000 if our Adjusted EBITDA growth for the year equaled or exceeded by 20% our prior year total. If the growth of these performance metrics was less than the target level specified, he would receive a proportionally smaller amount.

        Our revenue grew 8.6% from 2016 to 2017 and our Adjusted EBITDA grew 9.7% from 2016 to 2017. Based on the framework the Board had established for determining his annual cash incentive award, this translated to a cash award in the amount of $142,735 for the revenue metric and a cash award in the amount of $120,602 for the Adjusted EBITDA metric, or an aggregate annual cash incentive award in the amount of $263,337.

Incentive Compensation Opportunity for Chief Revenue Officer

        In addition, due to the importance of his position in driving revenue and, therefore, stockholder value, Mr. Bubeck was eligible to receive monthly commissions based our revenue for each month of 2017. Since revenue growth is critical to our success, the Board believes that it is important to directly link a significant portion of Mr. Bubeck's target total direct compensation opportunity to achieving our monthly revenue targets.

        At the beginning of 2017, monthly revenue targets for Mr. Bubeck for the year and his target commission opportunity for the year were established. Mr. Bubeck's monthly commissions were determined by measuring our actual net new revenue for each month against the pre-established revenue target for that month, with the resulting percentage multiplied by his target commission opportunity. In 2017, approximately one third of his target total cash compensation opportunity was tied to the achievement of these revenue targets.

        For 2017, Mr. Bubeck achieved 98% of his revenue target for the year. Accordingly, he received $98,158 of his target commission opportunity of $100,000 based on his monthly performance against his targets.

Long-Term Incentive Compensation

        We believe that the strongest alignment of executive and stockholder interests arises from their common ownership of our equity securities. Accordingly, the Board allocates the largest portion of our executive officer's target total direct compensation opportunity to long-term incentive compensation in the form of equity awards. The Board believes that equity awards provide an effective means for focusing our executive officers, including the Named Executive Officers, on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us.

        Over the last several years, the long-term incentive compensation opportunities of our executive officers, including the Named Executive Officers, have been delivered in the form of restricted stock awards. As noted above, these awards have represented approximately 95% of our CEO's target total direct compensation opportunity, and, on average, 61% of the target total direct compensation opportunity of our other executive officers.

        As with their other compensation elements, the Board determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration the competitive market environment, the recommendations of our CEO (except with respect to his own equity award), the proportion of our total shares of common stock outstanding used for annual employee long-term incentive compensation awards (our "burn rate"), and the other factors described above.

        In May 2017, the Board granted a combination of time-based restricted stock awards and performance-based restricted stock awards to our executive officers, including the Named Executive Officers. The equity awards granted to the Named Executive Officers for 2017 were as follows:

Named Executive Officer	Time-Based Restricted Stock Awards (# of shares)	Time-Based Restricted Stock Awards (grant date fair value)	Performance-Based Restricted Stock Awards (# of shares)	Performance-Based Restricted Stock Awards (grant date fair value)	Aggregate Grant Date Fair Value
Mr. Schaeffer	84,000	$3,639,300	105,000	$3,529,050	$7,168,350
Mr. Weed	19,400	$840,505	4,850	$210,126	$1,050,631
Mr. Beury	9,600	$415,920	2,400	$103,980	$519,900
Mr. O'Neil	9,600	$415,920	2,400	$103,980	$519,900
Mr. Bubeck	9,600	$415,920	2,400	$103,980	$519,900

Equity Awards Granted to Our CEO

        Time-Based Restricted Stock Award.    The shares of our common stock subject to the time-based restricted stock award granted to our CEO vest in equal monthly increments of 7,000 shares each commencing on January 1, 2020 and ending on December 1, 2020.

        Performance-Based Restricted Stock Award.    The shares of our common stock subject to the performance-based restricted stock award granted to our CEO are to be earned (if at all) based on our absolute total stockholder return ("TSR") as measured over a performance period commencing on April 1, 2017 and ending on December 31, 2020. In the event that our TSR for the performance period is positive, then the number of shares of our common stock earned with respect to the award will be determined by dividing our TSR by the TSR of the Nasdaq Telecommunications Index (the "NTI") for the performance period and multiplying that percentage by 84,000 (the target number of shares subject to the performance-based restricted stock award); provided, however that the maximum number of shares of our common stock that may be earned pursuant to the performance-based restricted stock award may not exceed 105,000 shares. If our TSR for the performance period is zero or negative, then no shares of our common stock will be earned. Any shares of our common stock subject to the performance-based restricted stock award which are not earned at the end of the performance period will be forfeited and cancelled. For purposes of the performance-based restricted stock award, our "TSR" is to be calculated by comparing an amount invested in the Company to the same amount invested in the NTI at the beginning of the performance period with all dividends reinvested during the performance. In calculating our TSR, the average market price of our common stock for the 20 trading days prior to the measurement date will be used.

        In addition, our CEO's restricted stock awards made in 2017 are eligible for accelerated vesting as follows:

  •
  Death or disability—Upon a termination of employment due to death or disability, all of the unvested time-based restricted stock and 84,000 shares of performance-based restricted stock will vest.

  •
  Retirement—Upon a termination of employment due to retirement, all of the unvested time-based restricted stock and, upon expiration of the performance period, the actual number of shares of our common stock earned based on our actual performance for the performance period based will vest.

  •
  Termination of Employment—In the event that our CEO's employment is terminated entitling him to severance under the terms of his employment agreement either prior to or more than six months after a change in control of the Company, then the number of shares of restricted stock award that he would have vested in had he remained employed during the severance period (which will be determined based on the number of months used to calculate severance under his employment agreement) will vest and, upon expiration of the performance period, the actual number of shares of our common stock earned based on our actual performance for the performance period based, pro-rated based on the number of days elapsed from the beginning of the performance period through the last day of his applicable severance period, will vest.

  •
  Change in control—Immediately prior to a change in control of the company, the performance period for the performance-based restricted stock award will end and the number of shares of such performance based stock that he earns will be determined based on our TSR through such date provided he remains employed with us through January 1, 2021; provided, however, that he will be considered to have earned such number of shares if during the six months following the change in control of the Company, his employment is terminated without cause or he terminates his employment for good reason, a "double trigger".

Equity Awards Granted to Other Named Executive Officers

        Time-Based Restricted Stock Awards.    The time-based restricted stock granted in 2017 to the other Named Executive Officers vests in equal quarterly increments of shares each on March 1, June 1, September 1, and December 1, 2020.

        Performance-Based Restricted Stock Awards.    The performance-based restricted stock granted to the other Named Executive Officers are to be earned (if at all) on December 1, 2020, based on the attainment of customer satisfaction goals as determined and evaluated in the discretion of the Compensation Committee.

        In addition, the restricted stock granted to the other Named Executive Officers will be eligible for accelerated vesting as follows:

  •
  Death, disability, retirement, or change in control—Upon a termination of employment due to death, disability, or retirement and upon a change in control of the Company (even if not accompanied by a termination of employment), all of the unvested shares of time-based restricted stock and performance-based restricted stock will vest.

  •
  Other termination of employment—In the event of a termination of employment entitling the Named Executive Officer to severance under the terms of his employment agreement, the number of shares of time-based restricted stock that he would have vested in had he remained employed during the severance period (which will be determined based on the number of months used to calculate severance under his employment agreement) will vest and, upon expiration of the performance period, the performance based stock will vest based on actual performance for the performance period pro-rated based on the number of days elapsed from the beginning of the performance period through the last day of his applicable severance period.

        In the event of a termination of employment other than as provided in the foregoing paragraphs, the Named Executive Officer will forfeit any unvested time-based restricted stock and performance-based restricted stock.

Welfare and Health Benefits

        We have established a tax-qualified Section 401(k) retirement plan for all employees. Currently, we match contributions made to the plan by our employees, including our executive officers, up to 2% of their compensation. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the "Code") so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

        In addition, we provide other benefits to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental and vision benefits (paid for on a shared based by the employee and the company), medical and dependent care flexible spending accounts, health savings accounts, short-term and long-term disability insurance, and basic life insurance coverage.

        We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

        Perquisites or other personal benefits are not a component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers.

        In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Board.

Employment Agreements

        We have entered into written employment agreements with each of the Named Executive Officers (other than Mr. Bubeck).

        Each of these employment agreements provides for "at will" employment. These agreements also set forth the rights and responsibilities of each party and protect both parties' interests in the event of a termination of employment by providing the executive officer with the opportunity to receive certain post-employment payments and benefits in the event of certain terminations of employment, including following a change in control of the Company. Finally, these employment agreements prohibit the executive officer from engaging directly or indirectly in competition with us or disclosing our confidential information or business practices. These post-employment compensation arrangements are described in more detail in the discussion entitled "Post-Employment Compensation" below.

Extension of Employment Agreement of CEO

        On November 17, 2017, we entered into a seventh amendment to our employment agreement with Mr. Schaeffer. This amendment extended the term of the agreement through December 31, 2021 and extended Mr. Schaeffer's eligibility to receive an annual bonus of up to $500,000 if we achieve year-over-year revenue growth of 15% and year-over-year adjusted EBITDA growth of 20% (each as defined in our earnings release).

        For information on the specific terms and conditions of the employment agreements of the Named Executive Officers, see the discussion of "Employment Agreements and Potential Post-Employment Compensation Arrangements" in this proxy statement.

Post-Employment Compensation

        We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment.

        In determining payment and benefit levels under the various circumstances triggering the post-employment compensation provisions of our executive officers' employment agreements, the Board has drawn a distinction between voluntary terminations of employment and terminations of employment for cause, and terminations of employment without cause or as a result of a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation.

        In addition, the written agreements for the equity awards granted to the Named Executive Officers contain provisions covering a change in control of the Company. We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders. Specifically, these agreements provide that:

  •
  The unvested restricted stock awards granted to our executive officers, including the Named Executive Officers, prior to 2017 vest in full upon a change in control of the Company.

  •
  In the case of our CEO, beginning with the equity awards granted to him in 2017, the vesting of such awards will accelerate only if, in the event of a change in control of the Company, there is also a subsequent involuntary loss of employment by him (a so-called "double-trigger" arrangement).

        The written agreements for the equity awards granted to the Named Executive Officers also provide for accelerated vesting upon their death, disability, or retirement.

        We have no arrangements with the Named Executive Officers providing for excise tax payments (or "gross-ups") relating to a change in control of the Company.

        For information on the post-employment compensation arrangements for the Named Executive Officer, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2017, see "Employment Agreements and Potential Post-Employment Compensation Arrangements" in this proxy statement.

Other Compensation Policies and Practices

Stock Ownership Policy

        We have adopted a stock ownership policy for our CEO and the members of the Board to align their interests with the interests of our stockholders. This policy provides that:

  •
  our CEO is required to own that number of shares of our common stock with a market value equal to ten times his annual cash compensation or $3 million, whichever is greater; and

  •
  the members of the Board are required to own that number of shares of our common stock with a market value equal to twice the value of their annual equity awards.

        Until such time as our CEO and the members of the Board have satisfied their specified ownership level, they are required to hold all shares of our common stock earned pursuant to the equity awards granted to them in connection with their employment or service, as applicable.

        As of December 31, 2017, each of the individuals subject to our stock ownership policy satisfied his or her stock ownership requirement.

Compensation Recovery ("Clawback") Policy

        To further align the interests of our executive officers and stockholders and promote good governance practices, we have adopted a compensation recovery ("clawback") policy providing that, in the event of a financial restatement resulting from misconduct, the Board will seek repayment of all cash-based incentive compensation or performance-based equity awards erroneously paid or granted to our CEO and any of such executive officers based on the original financial statements if the amount paid or awarded would have been lower had they been based on the restated financial statements.

Hedging, Derivatives, and Pledging Policies

        Our Hedging and Derivatives Policy prohibits our employees, including our executive officers, and the members of the Board from hedging our securities and from entering into a derivative contract involving our securities (except for ownership of options to purchase shares of our common stock granted in connection with employment). Among the investment vehicles that are subject to this prohibition are:

  •
  puts, calls, and futures contracts involving our securities whether covered or not;

  •
  swaps involving our securities;

  •
  forward contracts involving our securities; and

  •
  shorting our securities.

        In addition, our Hedging and Derivatives Policy prohibits our employees, including our executive officers, and the members of the Board from pledging our securities to secure a non-recourse loan or holding such securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

        Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than their chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is "performance-

based compensation" within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deduction limit.

        The exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our chief executive officer, chief financial officer and each of the three other most highly-compensated executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Accounting for Stock-Based Compensation

        We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of the Board, including restricted stock awards, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

2017 Summary Compensation Table

        The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief Executive Officer, our principal financial officer, and each of our three other most highly compensated executive officers, or our Named Executive Officers, whose annual compensation equaled or exceeded $100,000 for the three years ended December 31, 2017.

Name	Principal Position	Year	Salary	Bonus	GRANT DATE VALUE Stock Awards(a)		Non Equity Incentive Plan Compensation(c)	All other Compensation(b)	TOTAL
Dave Schaeffer	CEO	2017	$0	$0	$7,168,350	(d)	$263,337	$5,400	$7,437,087
		2016	$0	$0	$6,626,600	(e)	$335,660	$4,840	$6,967,100
		2015	$0	$0	$0		$112,170	$5,236	$117,406
Thaddeus Weed	CFO	2017	$303,919	$0	$1,050,631	(f)		$5,400	$1,359,950
		2016	$275,000	$0	$945,265	(g)		$5,300	$1,225,565
		2015	$269,000	$0	$0			$5,300	$274,300
Robert Beury	Chief Legal Officer	2017	$299,453	$0	$519,900	(h)		$5,400	$824,753
		2016	$272,000	$0	$467,760	(i)		$5,300	$745,060
		2015	$267,000	$0	$0			$5,300	$272,300
Timothy O'Neill	VP of Operations	2017	$293,623	$0	$519,900	(h)		$5,400	$818,923
		2016	$267,000	$0	$467,760	(i)		$5,300	$740,060
		2015	$261,000	$0	$0			$5,300	$266,300
James Bubeck	Chief Revenue Officer	2017	$224,726	$0	$519,900	(h)	$98,158	$5,400	$848,184
		2016	$204,000	$0	$467,760	(i)	$99,220	$5,300	$776,280
		2015	$186,000	$0	$133,000	(j)	$77,700	$5,260	$401,960

(a)
Amounts represent the grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification 718. For additional information regarding the assumptions used in determining these values, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(b)
Consists of employer matching amounts contributed to the Company's 401(k) defined contribution plan.

(c)
Consists of cash compensation earned for performance against financial targets. See text above for a description of the criteria.

(d)
Consist of a restricted stock award of 189,000 shares made on May 3, 2017 of which 84,000 shares were valued at $43.33 per share and 105,000 shares were valued via an appraised value at $33.61 per share since they are based upon market conditions. Up to 105,000 shares vest on January 1, 2021 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2020.

(e)
Consist of a restricted stock award of 170,000 shares made on May 4, 2016 valued at $38.98 per share of which 50,000 shares vest on March 1, 2020 subject to certain performance conditions as described in the text above and 120,000 shares vest monthly at 10,000 per month in 2019.

(f)
Consist of a restricted stock award of 24,250 shares made on May 3, 2017 valued at $43.33 per share of which 4,250 shares vest on December 1, 2020 subject to certain performance conditions as described in the text above and 5,000 shares vest quarterly beginning on March 1, 2020 to December 1, 2020.

(g)
Consist of a restricted stock award of 24,250 shares made on May 4, 2016 valued at $38.98 per share of which 4,250 shares vest on December 31, 2019 subject to certain performance conditions as described in the text above and 5,000 shares vest quarterly beginning on March 1, 2019 to December 1, 2019.

(h)
Consist of a restricted stock award of 12,000 shares made on May 3, 2017 valued at $43.33 per share of which 2,400 shares vest on December 1, 2020 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2010 to December 1, 2020.

(i)
Consist of a restricted stock award of 12,000 shares made on May 4, 2016 valued at $38.98 per share of which 2,400 shares vest on December 31, 2019 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2019 to December 1, 2019.

(j)
Consists of a restricted stock award of 5,000 shares made on September 28, 2015 valued at $26.50 per share, of which 1,250 shares vest on October 1, 2016, 313 shares vest quarterly until October 1, 2019.

CEO Pay Ratio

        For 2017 the total compensation of our median employee calculated in the same manner as our CEO's as set forth in the Summary Compensation Table above was $81,479. The total compensation of the CEO was $7,437,087. The ratio of the two was 91:1. Our median employee was determined as of October 1, 2017 by calculating the total compensation of each employee other than the CEO and determining the median. Total compensation includes salary, commissions, and the grant date value of stock awards made in 2017. Compensation of employees outside the U.S. was converted to dollars using 2017 exchange rates.

2017 Grants of Plan-Based Awards Table

        The following table provides information with regard to the grants of plan-based awards to each Named Executive Officer during our fiscal year ended December 31, 2017.

        Mr. Bubeck's commission is based on sales as measured by revenue. If the revenue generated by the entire sales organization for a particular month is 100% of Mr. Bubeck's revenue quota, he will receive 100% of $8,333 for that month. If the percentage is more or less he receives a proportionally lesser or greater amount. For example if revenue were at 50% of his quota for the month, then he would be paid 50% of $8,333 or $4,167 for the month. If revenue were 200% of his quota he would receive $16,667 for the month. (Prior to becoming Chief Revenue Officer Mr. Bubeck received a commission based on revenue from the central region of the U.S., which he managed.)

        Mr. Schaeffer's performance-based cash bonus is based on the growth of the Company's revenue and EBITDA, as adjusted. If the revenue growth equals or exceeds 15%, he will receive $250,000 and, separately, if EBITDA, as adjusted, growth equals or exceeds 20%, he will received $250,000. If the growth of the performance measures is less than the amount specified, he would receive a proportionally lesser amount. For example, if revenue growth equaled 7.5% and EBITDA growth equaled 15%, he would be paid 50% of $250,000 or $125,000 of the revenue growth bonus and 75% of $250,000 or $187,500 of the EBITDA growth bonus.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units
							Grant Date Fair Value of Stock and Option Awards(a)
Name	Grant Date	NOTES	Threshold ($)	Target ($)	Maximum ($)
Dave Schaeffer	5/3/2017	(b)(e)	—	$500,000	$500,000	189,000	$7,168,350
Thaddeus Weed	5/3/2017	(c)				24,250	$1,050,631
Robert Beury	5/3/2017	(d)				12,000	$519,900
Timothy O'Neil	5/3/2017	(d)				12,000	$519,900
James Bubeck	5/3/2017	(d)(f)	—	$100,000	unlimited	12,000	$519,900

FOOTNOTES

(a)
Except as otherwise noted, amounts represent the grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification 718. For additional information regarding the assumptions used in determining these values, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(b)
Consist of a restricted stock award of 189,000 shares made on May 3, 2017 of which 84,000 shares were valued at $43.33 per share and 105,000 shares were valued via an appraised value at $33.61 per share since they are based upon market conditions. Up to 105,000 shares vest on January 1, 2021 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2020.

(c)
Consist of a restricted stock award of 24,250 shares made on May 3, 2017 valued at $43.33 per share of which 4,250 shares vest on December 1, 2020 subject to certain performance conditions as described in the text above and 5,000 shares vest quarterly beginning on March 1, 2020 to December 1, 2020.

(d)
Consist of a restricted stock award of 12,000 shares made on May 3, 2017 valued at $43.33 per share of which 2,400 shares vest on December 1, 2020 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2010 to December 1, 2020.

(e)
Mr. Schaeffer's annual cash award is based on achieving revenue and EBITDA, as adjusted, targets as described in the text above.

(f)
While in theory Mr. Bubeck's commission is unlimited it is in practice limited by the Company's ability to accept and install service for new customers. The performance measures of this annual commission are described in the text above.

 2017 Outstanding Equity Awards at Fiscal Year End Table

        The following table shows the information regarding the stock options and stock awards held by our named executive officers on December 31, 2017.

		OPTION AWARDS				STOCK AWARDS
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(i)
Dave Schaeffer	(b)					100,000	$4,530,000
	(c)					120,000	$5,436,000
	(d)					170,000	$7,701,000
	(e)					189,000	$8,561,700
Thaddeus Weed	(f)					18,000	$815,400
	(g)					24,250	$1,098,525
	(h)					24,250	$1,098,525
James Bubeck	(i)					277	$12,548
	(j)					2,500	$113,250
	(k)					12,000	$543,600
	(l)					12,000	$543,600
Robert Beury	(m)					12,000	$543,600
	(k)					12,000	$543,600
	(l)					12,000	$543,600
Timothy O'Neill	(m)					12,000	$543,600
	(k)					12,000	$543,600
	(l)					12,000	$543,600

FOOTNOTES

(a)
Valued using the closing market price of our common stock on December 29, 2017—$45.30

(b)
Shares vest on December 31, 2018.

(c)
Shares vest 10,000 shares per month from January 1, 2018 until fully vested on December 1, 2018.

(d)
50,000 shares vest on March 1, 2020 subject to certain performance conditions and 120,000 shares vest monthly at 10,000 per month in 2019.

(e)
Up to 105,000 shares vest on January 1, 2021 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2020.

(f)
4,500 shares vest each quarter from March 1, 2018 until fully vested on December 1, 2018.

(g)
4,250 shares vest on December 31, 2019 subject to certain performance conditions and 5,000 shares vest quarterly beginning on March 1, 2019 to December 1, 2019.

(h)
4,250 shares vest on December 1, 2020 subject to certain performance conditions and 5,000 shares vest quarterly beginning on March 1, 2020 to December 1, 2020.

(i)
Shares vest quarterly from March 1, 2018 to December 1, 2018.

(j)
313 shares vest each quarter from April 1, 2018 until October 1, 2019.

(k)
Shares vest 2,400 on December 31, 2019 subject to certain performance conditions and 2,400 shares vest quarterly beginning on March 1, 2019 to December 1, 2019.

(l)
2,400 shares vest on December 1, 2020 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2010 to December 1, 2020.

(m)
3,000 shares vest each quarter from March 1, 2018 until fully vested on December 1, 2018.

 2017 Option Exercises and Stock Vested Table

        The following table shows information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2017, and the value of stock awards at the time of vesting for stock awards that vested during the year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized On Vesting
Dave Schaeffer			120,000	$5,309,000
Thaddeus Weed			18,000	$794,025
James Bubeck			1,527	$66,408
Robert Beury			12,000	$529,350
Timothy O'Neill			12,000	$529,350

Employment Agreements and Potential Post-Employment Compensation Arrangements

        Dave Schaeffer Employment Agreement.    Mr. Schaeffer has an employment agreement that provides for his services as our Chief Executive Officer. He also receives all of our standard employee benefits. If he is discharged without cause or resigns for "good reason" he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year (subject to the same employee contribution for benefits as when he was employed). Under the terms of the restricted stock awards that have been granted to him in the event of death, disability, or retirement, 100% of his then unvested restricted stock awards will vest immediately. For restricted stock grants made prior to 2017 vesting accelerates upon a change in control. For restricted stock grants made in 2017 vesting accelerates upon a change in control only if he is discharged ("double trigger"). In the event of a change in control, the total dollar value of the restricted stock that immediately vests will not exceed three times his annual compensation. Had his employment been terminated without cause or had he resigned for "good reason" on December 31, 2017, he would have received no cash payment because he is not currently receiving a salary. He would have continued to vest in his restricted stock awards during his one year severance period and would have vested in certain other awards after the end of that severance period. "Good reason" for resignation includes removal from his position as CEO or failure to elect him as chairman of the Board of Directors. The value of his post-employment compensation is shown in the table below.

        Thaddeus G. Weed Employment Agreement.    Mr. Weed has an employment agreement under which he serves as Chief Financial Officer and Treasurer. In the event that his employment with us is terminated without cause or he resigns for good reason, the agreement entitles him to twelve months of salary and continuation of benefits for twelve months (subject to the same employee contribution for benefits as when he was employed). Under the terms of the grants of restricted stock he is also entitled to continued vesting of his restricted stock during his severance period. In the event of death, disability, retirement, or a change in control he becomes fully vested in his restricted stock; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock will vest immediately and he will receive his severance payment as a lump sum. The value of his post-employment compensation is shown in the table below.

        Robert N. Beury, Jr. Employment Agreement.    Mr. Beury's employment agreement entitles him to twelve months of salary and twelve months of benefits (subject to the same employee contribution for benefits as when he was employed) in the event that his employment with us is terminated without cause or he resigns for good reason. Under the terms of the grants of restricted stock he is also entitled to continued vesting of his restricted stock during his severance period. In the event of death, disability, retirement, or a change in control the vesting of his restricted stock accelerates so that he will be 100% vested; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock will vest immediately and he will receive his severance payment as a lump sum. The value of his post-employment compensation is shown in the table below.

        James Bubeck.    Mr. Bubeck does not have an employment agreement with us that provides for severance. In the event of death, disability, retirement, or a change in control the vesting of his restricted stock accelerates so that he will be 100% vested; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. The value of his post-employment compensation is shown in the table below.

        Timothy G. O'Neill Employment Agreement.    Timothy O'Neill's employment agreement provides that in the event his employment with us is terminated without cause or he resigns for good reason he will receive six months' salary and continuation of benefits for six months (subject to the same employee contribution for benefits as when he was employed). Under the terms of the grants of restricted stock he is also entitled to continued vesting of his restricted stock during his severance period. In the event of death, disability, retirement, or a change in control the vesting of his restricted stock accelerates so that he will be 100% vested; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock will vest immediately and he will receive his severance payment as a lump sum. The value of his post-employment compensation is shown in the table below.

        The table below shows the compensation that would have been received by each named executive officer in the event of termination without cause, change in control, and termination without cause upon a change in control as of December 31, 2017. Stock is valued at the closing price on December 29, 2017—$45.30.

		Termination without cause	Change of control	Termination without cause upon a change of control
Dave Schaeffer	Cash	$—	$—	$—
	Stock vesting	$12,184,543	$17,667,000	$25,164,652
	Total	$12,184,543	$17,667,000	$25,164,652
Thaddeus Weed	Cash	$303,920	$—	$303,920
	Stock vesting	$922,569	$3,012,450	$3,012,450
	Total	$1,226,489	$3,012,450	$3,316,370
Robert Beury	Cash	$299,469		$299,469
	Stock vesting	$596,632	$1,630,800	$1,630,800
	Total	$896,101	$1,630,800	$1,930,269
Tim O'Neill	Cash	$146,812		$146,812
	Stock vesting	$309,562	$1,630,800	$1,630,800
	Total	$456,374	$1,630,800	$1,777,612
James Bubeck	Cash	$—	$—	$—
	Stock vesting	$22,740	$1,200,450	$1,200,450
	Total	$22,740	$1,200,450	$1,200,450

Director Compensation

        Our non-employee Board members were compensated in 2017 as follows for their services:

  •
  7,000 shares of our common stock issued in increments of 1,750 shares per quarter, and

  •
  $1,000 per in-person Board meeting.

  •
  Reimbursement of travel expenses.

        The following table shows the amounts earned or paid in 2017.

2017 Director Compensation Table

	Fees Earned in Cash	Stock Awards(a)	TOTAL
Blake Bath	$3,000	$303,931	$306,931
Steven Brooks	$3,000	$303,931	$306,931
Richard Liebhaber	$4,000	$303,931	$307,931
Marc Montagner	$3,000	$303,931	$306,931
Timothy Weingarten	$3,000	$303,931	$306,931

The compensation of Mr. Schaeffer, who is a member of the Board of Director and our Chief Executive Officer is disclosed in the Summary Compensation Table, above, and is therefore not shown in the Director Compensation Table. He does not receive compensation for serving as a director.

(a)
Amounts represent the grant date fair value of restricted stock awards computed in accordance with FASB Accounting Standards Codification Topic No. 718. For additional information regarding the assumptions used in determining these values, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board is responsible for determining compensation for the Company's executive officers and other employees, and administering the 2017 Incentive Award Plan and the 2004 Incentive Award Plan (although no new grants are issued under that plan), the Company's management bonus plan and other compensation programs. The committee reviewed and discussed the Compensation, Discussion and Analysis with management and based on that review and discussion, recommended its inclusion in this Proxy Statement.

Compensation Committee:
Steven Brooks	Blake Bath	Marc Montagner
Timothy Weingarten	Richard Liebhaber

        The material in this report is being furnished and shall not be deemed "filed" with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be "soliciting material" or incorporated by reference in any registration statement or other document filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

RISK ASSESSMENT IN COMPENSATION PROGRAMS

        The Board and the Compensation Committee have reviewed and considered all of our compensation policies and practices and does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2017:

  •
  None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

  •
  None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $120,000;

  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity's executive officers served on the Company's Compensation Committee;

  •
  None of the Company's executive officers was a director of another entity where one of that entity's executive officers served on the Company's Compensation Committee; and

  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity's executive officers served as a director on the Company's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table provides summary information regarding beneficial ownership of our outstanding capital stock based on information available to the Company as of February 28, 2018, for:

  •
  each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

  •
  each of the executive officers named in the Summary Compensation Table;

  •
  each of our directors and nominees to become a director; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. The information has been compiled by the Company from reports filed with the SEC and other information available to the Company. Shares of common stock that will vest or are subject to options currently exercisable or exercisable within the period 60 days after February 28, 2018, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person.

        Unless otherwise noted, the address for each director and executive officer is c/o Cogent Communications Holdings, Inc., 2450 N Street, NW, 4th Floor, Washington, D.C. 20037. The shares of stock to which this table applies are shares of common stock. The Company has no other class of stock.

Name and Address of Beneficial Owner	Amount Owned	Percent of Class
BlackRock, Inc.(1)	6,288,095	13.57%
55 East 52nd Street, New York, NY 10055
Renaissance Technologies LLC (2)	2,775,300	5.99%
800 Third Avenue, New York, NY 10022
The Vanguard Group, Inc.(3)	4,566,346	9.86%
100 Vanguard Blvd, Malvern, PA 19355
Directors and Officers:
Dave Schaeffer(4)	4,220,340	9.11%
Timothy Weingarten	21,811	*
Steven Brooks	31,650	*
Richard Liebhaber	73,545	*
Blake Bath	43,425	*
Marc Montagner	43,500	*
Thaddeus Weed(5)	96,750	*
Robert Beury(5)	61,640	*
James Bubeck(5)	40,642	*
Timothy O'Neill(5)	51,452	*
		*
Directors and executive officers as a group (12 persons)(6)	4,795,295	10.35%

*
Denotes less than 1% ownership.

(1)
BlackRock, Inc. has sole voting power over 6,178,987 shares of common stock and sole dispositive power over 6,288,095 shares of our common stock. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on January 19, 2018.

(2)
Renaissance Technologies LLC reports sole voting power and sole dispositive power over 2,775,300 shares of our common stock on behalf of both Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation. Renaissance Technologies Holdings Corporation owns the majority of shares of Renaissance Technologies LLC and therefore beneficially owns the same shares. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G filed with the SEC on February 14, 2018.

(3)
The Vanguard Group, Inc. reports sole voting power over 81,132 shares of common stock and sole dispositive power over 4,479,243 shares of common stock and shared voting power over 9,900 shares of our common stock and shared dispositive power over 87,103 shares of our common stock. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 77,203 shares of our common stock outstanding as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 13,829 shares of our common stock outstanding as a result of its serving as investment manager of Australian investment offerings. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 9, 2018.

(4)
Includes 4,220,340 shares of common stock. Includes 748,000 shares of restricted stock that may be voted but remain subject to certain vesting provisions. Of the shares owned 3,215,477 shares remain pledged as security for full recourse loans.

(5)
Consists of common stock (not all of which is vested). Also includes performance shares with voting rights, granted in years 2017 and 2018 respectively. The grant of 2017 performance shares was disclosed in Company's Current Report on Form 8-K dated May 3, 2017. These performance shares will vest in years 2020 and 2021 respectively. As of February 28, 2018, of the shares shown in the table for Mr. Beury, 48,000 shares are not yet vested. As of February 28, 2018, of the shares shown in the table for Mr. Weed, 90,750 shares are not yet vested. As of February 28, 2018, of the shares shown in the table for Mr. O'Neill, 48,000 shares are not yet vested. As of February 28, 2018, of the shares shown in the table for Mr. Bubeck, 38,465 shares are not yet vested.

(6)
Consists of Dave Schaeffer, Timothy Weingarten, Steven Brooks, Richard T. Liebhaber, D. Blake Bath, Marc Montagner, Robert Beury, James Bubeck, Thaddeus Weed, R. Brad Kummer, Timothy O'Neill and Henry Kilmer. As of February 28, 2018, of the shares owned in the table for Mr. Weingarten, 1,750 shares are not yet vested. As of February 28, 2018, of the shares owned in the table for Mr. Brooks, 1,750 shares are not yet vested. As of February 28, 2018, of the shares owned in the table for Mr. Liebhaber, 1,750 shares are not yet vested. As of February 28, 2018, of the shares owned in the table for Mr. Bath, 1,750 shares are not yet vested. As of February 28, 2018, of the shares owned in the table for Mr. Montagner, 1,750 shares are not yet vested and all shares are pledged pursuant to a credit line with his broker. As of February 28, 2018, of the shares shown in the table, Mr. Kummer owns 62,540 shares of the Company's common stock; 48,000 of the shares are not yet vested. As of February 28, 2018, of the shares shown in the table, Mr. Kilmer owns 48,000 shares of Company's common stock, which are not yet vested.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

        We have employment agreements with most of our named executive officers as described in "Employment Agreements and Potential Post Employment Compensation Arrangements."

Our Headquarters Lease

        In April 2015, the Company entered into a lease agreement for its headquarters building with Sodium LLC whose two owners were during 2017 the Company's Chief Executive Officer, who had a 51% interest in Sodium LLC and his wife, Ruth Schaeffer, who had a 49% interest. The Company moved into the headquarters building in May 2015. The fixed annual rent for the new headquarters building is $1.0 million per year plus an allocation of taxes and utilities. The lease term is for five years and is cancellable by the Company upon 60 days' notice. The Company's Audit Committee reviewed and approved the lease as a related party transaction. We believe that the lease is on the terms at least as favorable to us as could have been obtained from an unaffiliated third party. The Company paid $1.6 million in 2017, $1.7 million in 2016, and $1.2 million in 2015, for rent and related costs (including taxes and utilities) to these lessors for this lease and the prior lease. David Schaeffer's interest in those amounts was 51%; Ruth Schaeffer's was 49%.

Mr. Montagner is a Named Executive Officer of a Customer

        In August of 2015 Mr. Montagner, a director of the Company and a member of our Audit Committee and Compensation Committee, became the Chief Financial Officer at Endurance International Group Holdings, Inc. (NASDAQ: EIGI). Endurance International was a customer of Cogent prior to August of 2015. The total amount paid to Cogent by Endurance International in 2017 was $140,000. The services provided to Endurance International are standard services that the Company provides to other customers. The Board has concluded that Mr. Montagner does not have a material interest in these transactions and that he remains an independent director.

Approval of Related Party Transactions

        The Audit Committee is responsible for reviewing, approving or ratifying any transaction in which the Company and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. The company does not have a written policy for reviewing these transactions. However, in the course of reviewing potential related person transactions, the Audit Committee considers the nature of the related person's interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arm's length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Audit Committee may deem relevant. In the case of the headquarters lease described above the Audit Committee reviewed information on comparable leases in making its determination to approve the lease.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2017 were timely met except for two Form 4 filings for Mr. Bubeck relating to the sale of shares in two separate transactions.

 RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2017. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained.

        Representatives of Ernst & Young LLP will not be present at the Annual Meeting but are expected to be available by telephone to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Fees and Services of Ernst & Young LLP

        The following table summarizes fees billed to us by Ernst & Young LLP for fiscal years 2016 and 2017; all services were pre-approved by the Audit Committee:

(in thousands)

Service	2016	2017
Audit fees(1)	$1,861	$1,872
Tax fees(2)	$54	$83

TOTAL	$1,915	$1,955

(1)
Fees for audit services include fees associated with the annual audit, the review of the financial statements included in our quarterly reports on Form 10-Q, professional services associated with the Company's issuance of debt, and statutory audits (in jurisdictions where required).

(2)
Tax fees include professional services related to tax compliance and tax planning.

        All services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with its pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee's prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Audit Committee.

STOCKHOLDER PROPOSALS

        Stockholders who wish to submit a proposal to be included in the Proxy Statement for the 2019 Annual Meeting of Stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, a stockholder must submit their proposal by November 23, 2018 to Ried Zulager, Secretary, Cogent Communications Holdings, Inc., 2450 N Street NW, 4th Floor, Washington, D.C. 20037. The proposal must comply with the SEC's proxy rules.

        Additionally, the Company's Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 120 to 90 days before the first anniversary of the date of the preceding year's annual meeting or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 120 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company. These stockholder notices must set forth certain information specified in the Bylaws. For information about the required information, see "Annual Meeting of Stockholders" in the Meetings of Stockholders section of the Bylaws.

OTHER MATTERS

        The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

        It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

        A copy of the Company's 2017 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2017 (the "Form 10-K") with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cogent Communications Holdings, Inc., 2450 N Street, NW, 4th Floor, Washington, D.C. 20037, Attn: Investor Relations. Stockholders may also obtain a copy of the Form 10-K by accessing the Company's website at www.cogentco.com under the tab "About Cogent; Investor Relations; Reports."

Householding of Proxies

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

        The Company will promptly deliver, upon written or oral request by such stockholder, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To request individual copies for each stockholder in your household, please contact our Investor Relations department by e-mail at investor.relations@cogentco.com, by mail to Cogent Communication, Inc., 2450 N Street, NW, 4th Floor, Washington, D.C. 20037, Attn: Investor Relations, or by phone at 202-295-4274. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare Shareholder Services at (800)-368-5948 from within in the United States and Canada or

+1 (781)-575-4223 outside the United States and Canada, or by mail to P.O. Box 505000, Louisville KY 40233-5000. The transfer agent also has the following website: www.computershare.com/investor.

By Order of the Board of Directors

Ried Zulager, Secretary

Washington, D.C.
March 23, 2018

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS (FORM 10-K) ARE AVAILABLE AT: http://www.cogentco.com/en/about-cogent/investor-relations/reports Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS. 1. PROPOSAL - Election of Directors: + For Withhold ForAgainst Abstain 2. PROPOSAL - To ratify the appointment of Ernst & Young, LLP as independent registered public accountants for the fiscal year ending December 31, 2018. 3. PROPOSAL - Non-binding advisory vote to approve named executive officer compensation. 01 - Dave Schaeffer 02 - Steven D. Brooks 03 - Timothy Weingarten 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. 04 - Richard T. Liebhaber 05 - D. Blake Bath 06 - Marc Montagner Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 3 7 2 0 7 6 2 02SJGB MMMMMMMMM B A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2018. THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS (FORM 10-K) ARE AVAILABLE AT: http://www.cogentco.com/en/about-cogent/investor-relations/reports q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q REVOCABLE PROXY — COGENT COMMUNICATIONS HOLDINGS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2018 AT 9:00 A.M. The undersigned holder of common stock, par value $0.001, of Cogent Communications Holdings, Inc. (the “Company”) hereby appoints Robert N. Beury and Ried Zulager, or either of them, as proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 2, 2018 at 9:00 a.m. local time, at the Company’s offices at 2450 N Street, NW, Washington, D.C. 20037, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” the election of each director nominee named in Proposal 1, “FOR” Proposals 2 and 3 and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the proposals are fully explained. The Board of Directors of Cogent recommends voting FOR the election of each director nominee named in Proposal 1 — Election of Directors, FOR Proposal 2 — Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2018, and FOR Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation. You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned this proxy. Any stockholder of record who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person. Stockholders who are not of record should vote through their holder of record.

QuickLinks

2450 N Street, NW Washington, D.C. 20037 (202) 295-4200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2018
COGENT COMMUNICATIONS HOLDINGS, INC. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held at 9:00 a.m., May 2, 2018
2450 N Street, NW Washington, D.C. 20037 (202) 295-4200
PROXY STATEMENT
VOTING SECURITIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Securities Authorized for Issuance Under Equity Compensation Plans
EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES
COMPENSATION DISCUSSION AND ANALYSIS
COMPARISION OF 5 YEAR CUMULATIVE TOTAL RETURN* Among Cogent Communications Holdings, the S&P 500 Index and the NASDAQ Telecommunications Index
2017 Summary Compensation Table
CEO Pay Ratio
2017 Grants of Plan-Based Awards Table
2017 Outstanding Equity Awards at Fiscal Year End Table
2017 Option Exercises and Stock Vested Table
Employment Agreements and Potential Post-Employment Compensation Arrangements
2017 Director Compensation Table
COMPENSATION COMMITTEE REPORT
RISK ASSESSMENT IN COMPENSATION PROGRAMS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(in thousands)
STOCKHOLDER PROPOSALS
OTHER MATTERS